Exhibit 5.2

McGuireWoods LLP

One James Center

901 East Cary Street

Richmond, VA 23219

July 5, 2012

Board of Directors

Santander Holdings USA, Inc.

75 State Street

Boston, Massachusetts 02109

Ladies and Gentlemen:

Reference is made to Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-3 (Registration No. 333-172807) of Santander Holdings USA, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of debt securities with an aggregate initial offering price not to exceed $1,000,000,000 (the “Debt Securities”). In connection with the registration of the Debt Securities, you have requested our opinion as special Virginia counsel to the Company with respect to the matters set forth herein.

In connection with the delivery of this opinion, we have examined originals or copies of the articles of incorporation and bylaws of the Company, the Amendment, the Registration Statement, certain resolutions adopted by the Board of Directors, and such other records, agreements, instruments, certificates and other documents of public officials, the Company and its officers and representatives, as we have deemed necessary or appropriate in connection with the opinions set forth herein. With respect to certain factual matters, we have relied upon certificates of public officials and officers of the Company and representations set forth in the Registration Statement, or otherwise made by, officers of the Company.

In making such examination and rendering the opinions set forth below, we have assumed without verification (i) that all documents submitted to us as originals are authentic, complete and accurate, (ii) that all signatures on documents submitted to us are genuine, (iii) that all individuals executing such documents had the requisite legal capacity, (iv) that all documents submitted to us as copies conform to authentic original documents, and (v) that any documents not yet executed will be duly executed in form(s) duly authorized and established by action of the Board of Directors of the Company, a duly authorized committee of the Board of Directors or duly authorized officers of the Company.

Based on such examination and review, and subject to the foregoing, we are of the opinion that:

1.	The Company is a corporation validly existing under the laws of the Commonwealth of Virginia and has the corporate power to issue the Debt Securities.

2.	The Company has taken all necessary corporate action to authorize the issuance of the Debt Securities.

The opinions set forth herein are limited to the laws of the Commonwealth of Virginia, and we have not considered, and we express no opinion as to, the laws of any other jurisdiction.

The opinions set forth herein are made as of the date hereof, and we assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof or if we become aware after the date hereof of any facts that might change the opinions expressed herein.

We consent to the reliance by Wachtell, Lipton Rosen & Katz upon this opinion letter in connection with its opinion letter filed as Exhibit 5.1(ii) to the Amendment. We also consent to the inclusion of this opinion letter as an exhibit to the Registration Statement and to the statements made with regard to our firm under the caption “Validity of Offered Securities” appearing in the prospectus that is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ McGuireWoods LLP